Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Alphatec Holdings, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2018, with respect to the consolidated financial statements of Alphatec Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 16, 2018